Exhibit 5.2

McCarthy Tétrault LLP
Box 48, Suite 5300
Toronto Dominion Bank Tower
Toronto ON M5K 1E6
Canada

September 10, 2024

TD Securities (USA) LLC 1 Vanderbilt Avenue New York, New York 10017

And the other several Underwriters named in the Underwriting Agreement referred to below

Dear Sirs/Mesdames:

Re:	The Toronto-Dominion Bank – Issue of US$1,000,000,000 Aggregate Principal Amount of 5.146% Non-Viability Contingent Capital Subordinated Notes due 2034

We have acted as Canadian counsel for The Toronto-Dominion Bank (the “Bank”) in connection with the issue and sale today by the Bank of US$1,000,000,000 aggregate principal amount of 5.146% Non-Viability Contingent Capital Subordinated Notes due 2034 (the “Notes”) pursuant to an underwriting agreement dated September 3, 2024 between the Bank and TD Securities (USA) LLC as Representative of the several Underwriters named therein (the “Underwriting Agreement”).

The Notes are being offered for sale pursuant to a Registration Statement on Form F-3 (File No. 333-262557) and the Bank’s prospectus dated March 4, 2022 with respect to the offering from time to time of, among other securities, subordinated debt securities of the Bank (the “Base Shelf Prospectus”), as supplemented by a preliminary prospectus supplement of the Bank dated September 3, 2024 relating to the Notes (the “Preliminary Prospectus Supplement”), as further supplemented by a prospectus supplement of the Bank dated September 3, 2024 relating to the Notes (the “Final Prospectus Supplement”, and together with the Base Shelf Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), and will be issued under a trust indenture dated September 10, 2024 (the “Base Indenture”), between the Bank, Computershare Trust Company, National Association, as U.S. trustee (the “US Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), as amended and supplemented by a fourth supplemental indenture dated September 10, 2024, between the Bank, the US Trustee and the Canadian Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”). Capitalized terms used herein not otherwise defined have the meaning given to them in the Underwriting Agreement.

The opinion in paragraph 9 is limited to the tax matters described herein and does not address any other Canadian federal income tax matters, any other Canadian federal tax matters, any provincial tax matters or any foreign tax matters. Except as noted in the Final Prospectus Supplement, the opinion in paragraph 9 does not take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental decision or action, or in the administrative and assessing practices of the Canada Revenue Agency (“CRA”), and there can be no assurance that the Income Tax Act (Canada) or the Income Tax Regulations made thereunder will not be amended, or the CRA administrative and assessing practices changed, in a manner which will affect the considerations that are identified and reviewed in such opinion.

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(i)	the Prospectus;

(ii)	the Underwriting Agreement;

(iii)	the Indenture;

(iv)	the term sheet relating to the Notes dated September 3, 2024 (the “Term Sheet”); and

(v)	the form of the global note representing the Notes.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records of corporate proceedings, certificates and acknowledgements of officers of the Bank and of governmental officials and such other material as we have considered necessary or appropriate for the purpose of the opinions hereinafter expressed.

Pursuant to the terms of the Underwriting Agreement, we understand that Notes have been sold by the Underwriters to purchasers (the “Purchasers”) resident in the Province of Ontario (the “Canadian Selling Jurisdiction”). For the purposes of this opinion, the term “Securities Laws” means the securities laws, rules, regulations, instruments, policy statements and prescribed forms, collectively, of the Canadian Selling Jurisdiction.

For purposes of the opinions hereinafter expressed, we have assumed that:

(i)

the documents examined by us which purport to be originals are authentic and those which purport to be copies, whether facsimile, electronic, photostatic, certified or otherwise, conform with the originals thereof and the signatures on all documents examined or received by us are genuine;

(ii)

the indices and filing systems maintained at the public offices and registries where we have searched or made enquiries and the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein, are accurate, current and complete;

(iii)

each of the documents, instruments or agreements executed in connection with the issue, sale or distribution of the Notes is within the capacity of, and has been validly authorized, executed and delivered and, if applicable, certified by, each party other than the Bank;

(iv)

the Notes, the Underwriting Agreement and the Indenture constitute valid, binding and enforceable obligations of each party thereto in accordance with the laws of the State of New York and the submission by the Bank to the jurisdiction of the laws of the State of New York is valid, binding and enforceable under the laws of the State of New York;

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(v)

the representations and agreements of each Purchaser deemed to be given and agreed to as set out in the Prospectus are true and correct, and in particular, that each of the Purchasers is not an individual and each Purchaser has purchased the Notes as principal or is deemed to be purchasing as principal and each is an “accredited investor” as such term is defined in National Instrument 45-106 – Prospectus Exemptions;

(vi)	the Underwriters have complied with the applicable covenants and obligations under the Underwriting Agreement and the distribution of the Notes was effected in accordance with the terms thereof;

(vii)

each Underwriter offering Notes for sale to the Purchasers and to prospective purchasers in Canadian Selling Jurisdiction is duly registered in the proper category of registration under the Securities Laws and has complied with the Securities Laws in connection with the offering for sale of the Notes to the Purchasers and to prospective purchasers;

(viii)

other than as disclosed in the Prospectus, the Bank is not a “related issuer” or “connected issuer” (as those terms are defined in National Instrument 33-105 – Underwriting Conflicts) of any of the Underwriters;

(ix)	no documents have been provided to Purchasers in the Canadian Selling Jurisdiction other than the Prospectus and the Term Sheet; and

(x)	the Term Sheet does not constitute an “offering memorandum” for purposes of applicable Securities Laws.

We have relied upon a certificate of an officer of the Bank dated September 15, 2016, copies of which have been provided to you, with respect to the accuracy of certain factual matters contained therein, which factual matters have not been independently investigated or verified by us.

For purposes of the opinion expressed in paragraph 1 below, we have relied upon a certificate of confirmation dated September 9, 2024 issued in respect of the Bank by the Office of the Superintendent of Financial Institutions Canada.

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as such laws exist and are construed as at the date hereof.

Based upon the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

1. The Bank is a bank listed on Schedule I of the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes, to carry out its obligations under the Underwriting Agreement and to issue Common Shares upon the conversion of the Notes upon the occurrence of a Trigger Event (as defined in the Indenture).

2. The issue, sale and delivery of the Notes have been duly authorized by the Bank and all necessary corporate action has been taken by the Bank to validly issue the Notes and such Notes have been duly executed by the Bank and when such Notes have been duly authenticated and issued in accordance with the Indenture and delivered against payment in accordance with the Underwriting Agreement, such Notes will be validly issued and to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank.

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3. All necessary corporate action has been taken by the Bank to issue the Common Shares on the conversion of the Notes upon the occurrence of a Trigger Event (as defined in the Indenture) and such Common Shares, when issued in accordance with the terms of the Notes, will be outstanding as fully paid and non-assessable shares of the Bank.

4. The Underwriting Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank.

5. The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

6. The execution and delivery by the Bank of, and the performance by the Bank of its obligations under the Underwriting Agreement, the Indenture and the Notes, and the creation, issuance and sale of the Notes, do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

7. No registration, filing or recording of the Indenture under the laws of the Province of Ontario and the federal laws of Canada applicable therein is necessary in order to preserve or protect the validity or enforceability of the Indenture or the Notes.

8. The issue and sale of the Notes by the Bank, the execution, delivery and compliance by the Bank with all the provisions of the Underwriting Agreement and the execution and delivery by the Bank of the Indenture and the Notes will not breach or result in a default under, or result in the creation or imposition of any lien or encumbrance upon any property or assets of the Bank or any of its subsidiaries, pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument identified on the annexed Schedule I.

9. The statements in the Final Prospectus Supplement under the heading “Canadian Federal Income Tax Considerations”, insofar as such statements constitute a summary of the Canadian federal income tax laws referred to therein, are a fair and accurate summary of such laws in all material respects, subject to the assumptions, limitations and qualifications stated or referred to in the Final Prospectus Supplement.

10. A court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) would give effect to the choice of the law of the State of New York (“New York Law”) as the proper law governing the Indenture (other than those provisions governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein), the Notes and the Underwriting Agreement, provided that (i) such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction), (ii) such choice of law is not contrary to public policy (“Public Policy”), as that term is understood under the laws of the Province of Ontario and the federal laws of Canada applicable therein (“Ontario Law”) and (iii) an Ontario Court may, in its discretion, refuse to give effect to such submission if New York is not a clearly more appropriate forum.

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11. In an action on a final and conclusive judgment in personam of any state or federal court sitting in the City of New York, New York (a “New York Court”) that is not impeachable as void or voidable under New York Law, an Ontario Court would recognize the validity of the appointment by the Bank of Glenn Gibson as its agent for service in the United States of America under the Indenture and the Underwriting Agreement and give effect to the provisions in the Indenture and the Underwriting Agreement whereby the Bank has submitted to the jurisdiction of a New York Court, provided that an Ontario Court may, in its discretion, refuse to give effect to such submission if New York is not a clearly more appropriate forum.

12. If the Indenture, the Notes or the Underwriting Agreement are sought to be enforced in the Province of Ontario in accordance with the laws applicable thereto as chosen by the parties, namely New York Law, an Ontario Court would, subject to the qualifications set out in paragraph 10 above, recognize the choice of New York Law, and apply such law, provided that in any such proceeding, and notwithstanding the parties’ choice of law, the Ontario Court (a) will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony; (b) will apply Ontario Law that, under such law, would be characterized as procedural and will not apply any New York Law that under Ontario Law would be characterized as procedural; (c) will apply provisions of Ontario Law that have overriding effect; (d) will not apply New York Law if such application would be characterized under Ontario Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law or if its application would be contrary to Public Policy; and (e) will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed.

13. An Ontario Court would give a judgment based upon a final and conclusive judgment in personam of a New York Court that is subsisting and unsatisfied respecting the enforcement of the Indenture, the Notes and the Underwriting Agreement that is not impeachable as void or voidable under New York Law for a sum certain (the “Foreign Judgment”) without reconsideration of the merits, provided that (A) the New York Court had jurisdiction over the subject matter and the parties to such agreements as recognized by the Ontario Court and the New York Court (although submission by the Bank to the jurisdiction of the New York Court pursuant to the Indenture, the Notes and the Underwriting Agreement will be sufficient for this purpose); (B) no new admissible evidence, right or defense relevant to the action accrues or is discovered prior to the rendering of a judgment by the Ontario Court; (C) an action to enforce the Foreign Judgment is commenced in the Ontario Court within any applicable limitation period; (D) the Ontario Court has discretion to stay or decline to hear an action on the Foreign Judgment if the Foreign Judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the Foreign Judgment; and (E) the Ontario Court will render judgment only in Canadian dollars; subject to the following defenses: (i) the Foreign Judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) the Foreign Judgment is for a claim which under Ontario Law would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) the Foreign Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to therein; or (iv) the Foreign Judgment has been satisfied or is void or voidable under New York Law.

14. The issuance and sale of the Notes to the Purchasers are exempt from the prospectus requirements of the Securities Laws and no filings, proceedings, approvals, consents or authorizations are required to be made, taken or obtained by the Bank pursuant to the Securities Laws, to permit the issuance and sale of the Notes by the Bank to the Purchasers through persons or companies who are properly registered under such laws and who have complied with the relevant provisions of such laws. We do note, however, there are requirements under the Securities Laws to file the Prospectus and/or certain private placement reports with the Ontario Securities Commission, together with applicable filing fees.

15. The issue and delivery by the Bank of the Common Shares, if the same were to be issued and delivered by the Bank as of the date hereof on the conversion of the Notes upon the occurrence of a Trigger Event (as defined in the Indenture), would, in each case, be exempt from the prospectus requirements of the Securities Laws and no filings, proceedings, approvals, consents, or authorizations under the Securities Laws would be required to be made, taken or obtained by the Bank pursuant to the Securities Laws to permit such issue and delivery.

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Our opinions in paragraphs 5 and 13 above as to the enforceability of the Indenture, the Notes and the Underwriting Agreement are subject to the qualifications that:

(i)

the enforceability thereof is subject to applicable bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other laws of general application limiting the enforcement of creditors’ rights generally and to general principles of equity, including that specific performance, injunctive relief and other equitable remedies may be granted only in the discretion of a court of competent jurisdiction (each, a “Court”);

(ii)	the Currency Act (Canada), in effect, precludes a Court in Canada from giving judgment in any currency other than lawful money of Canada; and

(iii)

the enforceability thereof is subject to the Limitations Act, 2002 (Ontario) and we express no opinion whether a Court might find any provision in the Indenture to be unenforceable as an attempt to vary, suspend or exclude the ultimate limitation period established by Section 15 of that Act.

This opinion is addressed to you and is solely for your benefit in connection with the transactions contemplated above and is not to be used, relied on, circulated or quoted from by any other person or for any other purpose without our prior written consent.

Yours truly,

/s/ McCarthy Tétrault LLP

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Schedule I

1.

Amended and Restated Issue and Paying Agency Agreement dated as of June 26, 2012 among The Toronto-Dominion Bank, Deutsche Bank, AG, London Branch and Deutsche Bank Luxembourg S.A. relating to the US$20,000,000,000 Programme for the Issuance of Notes.

2.

Trust Deed dated as of April 26, 2010 between The Toronto-Dominion Bank and Computershare Trust Company of Canada relating to the €10,000,000,000 Global Public Sector Covered Bond Programme guaranteed by TD Covered Bond Guarantors Limited Partnership.

3.	Indenture dated as of November 1, 2005 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

4.	First Supplemental Indenture dated as of January 16, 2006 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

5.	Second Supplemental Indenture dated as of April 28, 2006 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

6.	Third Supplemental Indenture dated as of December 14, 2006 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

7.	Fourth Supplemental Indenture dated as of July 20, 2007 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

8.	Fifth Supplemental Indenture dated as of November 1, 2007 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

9.	Sixth Supplemental Indenture dated as of April 2, 2008 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

10.	Seventh Supplemental Indenture dated as of July 7, 2008 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

11.	Eighth Supplemental Indenture dated as of July 7, 2008 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

12.	Ninth Supplemental Indenture dated as of November 2, 2010 between The Toronto-Dominion Bank and Computershare Trust Company of Canada.

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